EXHIBIT 15

December 8, 2004

To the Board of Directors and Shareholders

of Limited Brands, Inc.

We are aware of the incorporation by reference in the Registration Statement Form S-8 (Nos. 33-49871, 333-110465, 333-04927, 333-04941 and 333-118407) of Limited Brands, Inc. and its subsidiaries of our report dated November 18, 2004 relating to the unaudited consolidated interim financial statements of Limited Brands, Inc. and its subsidiaries that are included in its Form 10-Q for the thirteen and thirty-nine weeks ended October 30, 2004.

/s/ Ernst & Young LLP

Columbus, Ohio